Exhibit 23

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-211250, 333-181092, 333-163857, 333-129542 and 333-124785) and Form S-3 (Nos. 333-67020 and 333-216285) of Johnson & Johnson of our report dated June 15, 2017, with respect to the consolidated financial statements of Actelion Ltd as of and for the year ended December 31, 2016 which appears in this Current Report on Form 8-K/A of Johnson & Johnson.

/s/ Ernst & Young AG
Basle, Switzerland
August 29, 2017